1128 Pennsylvania NE, Suite 200, Albuquerque, New Mexico 87110 | Tel: 505-255-4852 | www.santafegoldcorp.com

SANTA FE GOLD SIGNS DEFINITIVE AGREEMENT TO
ACQUIRE COLUMBUS SILVER

ALBUQUERQUE, New Mexico – December 15, 2011 – Santa Fe Gold Corporation (OTCBB: SFEG) is pleased to announce it has entered into definitive agreements governing the proposed plan of arrangement under which Santa Fe has conditionally agreed to acquire all of the common stock of Columbus Silver Corporation (TSXV: CSC) for CDN$0.20 per share in cash, in a transaction valued at approximately $10 million. The parties have agreed to use commercially reasonable efforts to complete the acquisition by March 31, 2012, and in any event by May 31, 2012. The acquisition, when completed, will add significantly to Santa Fe’s silver and gold resources potentially available for processing at its fully permitted and operating flotation mill near Lordsburg, New Mexico.

The acquisition remains subject to conditions, including (a) Santa Fe obtaining financing in a sufficient amount to consummate the transaction; (b) Columbus Silver obtaining shareholder approval for the acquisition; and (c) all necessary court and regulatory approvals. Santa Fe must notify Columbus Silver by December 31, 2011 that it has obtained a firm commitment for the required financing, or Columbus Silver will have the option to terminate the agreement.

Santa Fe’s President and CEO, Pierce Carson, said “The Columbus Silver acquisition is strategically important to Santa Fe’s future. We are working to secure the required funding and are confident that financing will be available under acceptable terms.”

Santa Fe also has advanced US$300,000 to Columbus Silver under a bridge financing agreement. As previously disclosed, Santa Fe has agreed to provide bridge financing to Columbus Silver on an as needed and ongoing basis until closing or other termination of the acquisition.

Additional Information:
The Memorandum of Understanding will included as an Exhibit to Santa Fe’s Current Report on Form 8-K to be filed with the SEC, and available at www.sec.gov and at www.sedar.com.

About Santa Fe Gold:
Sant a Fe Gold is a U.S.-based mining and explorat ion ent erprise focused on acquir ing and developing gold, silver, copper and industrial mineral properties. Santa Fe controls: (i) the Summit mine and Lordsburg mill in sout hwest er n New Mexico, which began pr ocess ing operations in 2010; (ii) a substantial land position near the Lordsburg mill, comprising the core of the Lordsburg Mining District; (iii) the Ortiz gold property in north-central New Mexico; (iv) the Black Canyon mica deposit and processing equipment near Phoenix, Arizona; and (v) a deposit of micaceous iron oxide (MIO) in western Arizona. Santa Fe Gold intends to build a portfolio of high-qualit y, diversified mineral assets wit h an emphasis on precious metals.

To learn more about Santa Fe Gold, visit www.santafegoldcorp.com.

Cautionary Note Regarding Forward-Looking Statements:
This press release contains forward-looking statements and forward-looking information (collectively, "forward-looking statements") within the meaning of applicable US and Canadian securities legislation. All statements, other than statements of historical fact, included herein are forward-looking statements. Although the Company believes that such statements are reasonable, it can give no assurance that such expectations will prove to be correct. Forward-looking statements are typically identified by words such as: believe, expect, anticipate, intend, estimate, postulate and similar expressions, or are those, which, by their nature, refer to future events. The Company cautions investors that any forward-looking statements by the Company are not guarantees of future results or performance, and that actual results may differ materially from those in forward looking statements as a result of various factors, including, but not limited to, variations in the nature, quality and quantity of any mineral deposits that may be located, variations in the market price of any mineral products the Company may produce or plan to produce, the Company's inability to obtain any necessary permits, consents or authorizations required for its activities, the Company's inability to produce minerals from its properties successfully or profitably, to continue its projected growth, to raise the necessary capital or to be fully able to implement its business strategies, and other risks and uncertainties disclosed in the Company’s Annual Report on Form 10-K for the year ended June 30, 2011 and its most recent quarterly reports filed with the United States Securities and Exchange Commission (the “SEC”), and other information released by the Company and filed with the appropriate regulatory agencies. All of the Company's US public disclosure filings may be accessed via www.sec.gov and its Canadian public disclosure filings may be accessed via www.sedar.com, and readers are urged to review these materials.

Contact:
Santa Fe Gold Corp
W. Pierce Carson, President and Chief Executive Officer
505-255-4852